Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED ACCOUNTING FIRM

We consent to the incorporation by reference in the following Registration Statements of Focus Enhancements, Inc. (“Company”) of our report dated October 23, 2003 (February 16, 2004, as to Note 2) appearing in this Current Report on Form 8-K/A of Focus Enhancements, Inc.:

Registration Statement No. 333-55178 on Form SB-2

Registration Statement No. 333-89770 on Form S-8

Registration Statement No. 333-57762 on Form S-8

Registration Statement No. 333-33243 on Form S-8

Registration Statement No. 333-104734 on Form S-8

Registration Statement No. 333-100353 on Form S-3

Registration Statement No. 333-104568 on Form S-3

Registration Statement No. 333-108134 on Form S-3

Registration Statement No. 333-112907 on Form S-4

Registration Statement No. 333-115013 on Form S-3

/s/ McGLADREY & PULLEN LLP
Minneapolis, Minnesota
July 20, 2004